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Exhibit 10.8

TELEHOUSE® FM SERVICES AGREEMENT

Telehouse International Corporation of
Europe Limited ("Telehouse")
Company Number 02138407
Coriander Avenue
London E14 2AA

and                  Vistula Ltd                   ("Customer")

of                  10-12 High Street, Barnes, London, SW 13 9LW

whose registered company number is 04523170 registered at Companies House, the United Kingdom

AGREEMENT NO. FMC663V15
Commencement Date: 1st September 2003
Term: 3 years from the Commencement Date	September 2003

        The terms of this Agreement, which comprises this signature page, the attached Conditions of Business, Schedules 1-4 and other attachments specified by Telehouse, apply to the License granted, the Telehouse Services and all other things and services provided by Telehouse under or in connection with this Agreement.

READ AND AGREED

Signed on behalf of the CUSTOMER	Signed on behalf of TELEHOUSE®
Signature: /s/ Adam Bishop	Signature: /s/ Shinichi Suzukawa
Name: Adam Bishop	Name: Shinichi Suzukawa
Title: Director	Title: Managing Director
Date: 3/9/03	Date: 03/12/03

A. Per Adam Bishop

        TELEHOUSE is a registered trademark of Telehouse International Corporation of Europe Limited

TELEHOUSE FM SERVICES

CONDITIONS OF BUSINESS

1.     INTERPRETATION

        The following definitions apply:

          "Annual Telehouse Fee means the yearly amount stated in Schedule 2 subject to, any adjustment made under Clause 4.4 or Clause 7.2 to be paid in advance for the grant of the License and for the provision of Telehouse Services.

          "Associated Company" means any company which is the relevant party's subsidiary, holding company or a subsidiary of its holding company. The terms "holding company" and "subsidiary" have the meaning given to them in Section 736 of the Companies Act 1985

          "Building" means any building within the East India Dock area in London E14 as designated by Telehouse from time to time and/or any other building outside the East India Dock area designated by Telehouse and approved by the Customer.

          "Commencement Date" means the date of commencement of the License referred to in Clause 3 and of the provision of the Telehouse Services, as specified on the signature page.

          "Confidential Information" means all information obtained in connection with the discussions leading up to or the performance of this Agreement in whatever format or media obtained (and whether verbal or written) which is marked or notified to the recipient as being confidential, or which in the normal course of business would be considered to be of a confidential nature.

          "Connection Fee" means the amount agreed between Telehouse and the Customer for the connection of a power supply to the Equipment in the Location, as a result of the quotation issued by Telehouse and accepted by the Customer.

          "Customer Materials" means any programs, data documents and other items, information and materials used on or in conjunction with or generated by the Equipment, whether owned by the Customer or others.

          "Electricity Excess Fee" means the per unit amount stated in Schedule 2, applying from time to time to be paid in arrears in respect of all electricity consumed in excess of 40,000 k Whrs per annum.

          "Equipment" means the equipment owned or leased by the Customer to be installed in the Location pursuant to this Agreement as the same is described in Schedule 1, subject to any adjustment made under Clause 4.3.

          "Hourly Fee" means Telehouse's then current standard hourly charge applying from time to time plus expenses to be paid in arrears in respect of all time spent relating to the provision of any additional services by or on behalf of Telehouse ancillary to the Telehouse Services and not the Router Support Services. The standard hourly charge applying at the Commencement Date is specified in Schedule 2.

          "Location" means such part of the Building as shall have been designated by Telehouse prior to the signature of this Agreement for the installation of the Equipment, as the same may be changed under Clause 5.

          "Router Support Fee" means Telehouse's then current standard hourly charge applying from time to time plus expenses, to be paid in arrears in respect of all time spent relating to the provision of the Router Support Services. The standard hourly charge applying at the Commencement Date is specified in Schedule 4.

          "Router Support Services" means the services to be provided by Telehouse as described in Schedule 4.

          "Services" means the Telehouse Services and the Router Support Services.

          "Telehouse Services" means the services to be provided by Telehouse as described in Schedule 3.

          "Term" means the term of this Agreement as stated on the signature page.

2.     SCOPE OF AGREEMENT

        2.1   Subject to the terms and conditions of this Agreement, Telehouse hereby agrees to:

          2.1.1    install and connect the power supply to the Equipment at the Location;

          2.1.2    grant the Customer the License described in Clause 3 relating to installation of and access to the Equipment;

          2.1.3    provide the Services during the Term.

3.     GRANT OF LICENCE

        3.1   Subject to the terms and conditions of this Agreement, Telehouse hereby grants to the Customer with effect from the Commencement Date a non-exclusive non-transferable right ("the License") during the Term of this Agreement:

          3.1.1    to retain the Equipment in, the Location as a licencee of Telehouse, subject to Telehouse's, prior approval of the layout.

          3.1.2    from time to time during the Term for those employees and third party telecommunication carrier and maintenance representatives of the Customer previously notified to Telehouse to enter the Building for the purposes, on behalf of the Customer in its capacity as licencee, of inspecting the Equipment and repairing or maintaining the same.

          3.1.3    For clarity, the rights conferred above do not include any rights of occupation of the Location by the Customer, its employees, agents, subcontractors or other third parties.

        3.2   Telehouse warrants that it has the right to grant the License.

        3.3   As part of its security procedures Telehouse reserves the right to refuse any person entry to the Building or the Location or access to the Equipment, including any employee in respect of whom the Customer has failed to request rights of access from Telehouse as well as any third party telecommunication carrier or maintenance representative in respect of whom the Customer fails to give Telehouse prior notice of the name of such representative, and the date and time for which access to the Equipment is required. Telehouse will not be responsible for the consequences of any such refusal or failure or delay by the Customer in notifying Telehouse of its access requirements.

4.     EQUIPMENT

        4.1   Subject to Clause 4.2 the Customer shall be responsible at its own expense for supplying and installing the Equipment at the Location in accordance with an installation plan and timetable agreed with Telehouse.

        4.2   Telehouse will be responsible for the supply and installation of racking and cabling of the quantities and at the prices separately agreed between Telehouse and the Customer and such supply and installation shall be subject to the terms of Telehouse's then current standard conditions for the supply of equipment.

        4.3   Additional equipment to that listed in Schedule 1 may be installed in the Building subject to Telehouse confirming in writing that there is sufficient space available in the Building and subject to Clause 4.4, and Schedule 1 shall be amended accordingly.

        4.4   If additional equipment requiring additional floor space is installed under Clause 4.3 Telehouse has the right to charge an additional Connection Fee for every such installation and to increase the Annual Telehouse Fee by such amount as notified by Telehouse.

        4.5   The Customer shall at all times throughout the Term:

          4.5.1    maintain an up-to-date, complete and accurate inventory of the Equipment and provide Telehouse with a copy on request;

          4.5.2    ensure that the Equipment is clearly identified as belonging to the Customer;

          4.5.3    ensure that the Equipment conforms at all times with the environmental and operating requirements specified by Telehouse from time to time and make all necessary adjustments.

        4.6   The Customer agrees that Telehouse may temporarily disconnect the power supply to the Equipment or any part for the purposes of investigating and rectifying any reported problems or carrying out maintenance relating to the Equipment, the Location, the Building or other equipment in the Building. Wherever reasonably practical (emergencies excluded) Telehouse will give advance notice of such disconnection and use all reasonable endeavors to cause minimum disruption to the operation of the Equipment by endeavoring to make the disconnection outside Telehouse's standard working hours 0900 to 1700 Monday to Friday excluding public holidays.

        4.7   The Customer shall be responsible at its own expense for all communication costs and expenses arising in connection with access to and use of the Equipment, including installation, connection and rental charges.

5.     RE-LOCATION OF THE EQUIPMENT

        5.1   Telehouse shall have the right, subject to giving not less than thirty (30) days prior written notice to the Customer, from time to time during the Term to require all or some of the Equipment to be moved from the Location or any other part of the Building where the Equipment is then located and to be installed in some other part of the Building. All reasonable costs and expenses arising in connection with such relocation of the Equipment shall be borne by Telehouse.

        5.2   Telehouse agrees that in specifying the time-scale for any relocation of the Equipment Telehouse shall, where reasonably practical, consult with the Customer about any relocation of the Equipment and use all reasonable endeavors to specify a time-scale which causes minimum disruption to the operation of the Equipment.

6.     CUSTOMER'S OBLIGATIONS

        The Customer hereby agrees with Telehouse:

        6.1   to pay all fees and charges due to Telehouse and without limitation.

          6.1.1    to pay the Connection Fee on or before the commencement of the installation of the Equipment or at

          6.1.2    such other time agreed by Telehouse.

          6.1.3    to pay the Annual Telehouse Fee by equal quarterly installments in advance on the first days of January, April, July and October each year, the first installment to be a proportionate amount calculated from the Commencement Date and payable upon the Customer's signature of the Agreement

          6.1.4    to pay the Hourly Fees, which will be invoiced monthly in arrears, within thirty (30) days after the date of Telehouse's invoice.

          6.1.5    to pay the Electricity Excess Fee in arrears, within thirty (30) days after the date of Telehouse's invoice.

          6.1.6    to pay the Router Support Fee, which will be invoiced monthly in arrears, within thirty (30) days after the date of Telehouse's invoice.

          6.1.7    to pay value added tax and any other sales taxes (if applicable) at the then prevailing rate.

          6.1.8    to pay any bank charges which may arise if the Customer pays by bank transfer to Telehouse.

        6.2   to maintain the Equipment to a standard which ensures that at all times the Equipment is safe and complies with all applicable health and safety standards provided that the Customer shall be relieved of this obligation if and to the extent the Telehouse Services to be provided by Telehouse include the provision of maintenance of the Equipment.

        6.3   not to replace the Equipment or to make any modification, alteration or addition to the same which results in material changes to the floor loading, heat output, power consumption and environmental conditions of the Equipment and Location.

        6.4   not to make nor permit any person other than Telehouse to make any connection or disconnection of the Equipment or any part to the power supply within the Building.

        6.5   to comply with Telehouse's health and safety instructions issued from time to time in particular relating to:

          6.5.1    the condition of the Location, including those relating to the disposal of rubbish and hazardous material, and ensure that the Location is kept tidy and safe at all times. To the extent the Customer fails to comply with such instructions Telehouse may itself remove or dispose of any unsafe materials or rubbish; and

          6.5.2    any installation and/or cabling works. To the extent that the Customer, its agents, employees or subcontractors are found to be engaging in works which are conducted in an unsafe manner or creating an unsafe environment, Telehouse may stop such works until such works or environment are made safe.

        6.6   not to install Equipment which occupies more than the equivalent of nine (9) standard 19 inch rack footprints.

        6.7   not to cause in the exercise or purported exercise of the rights granted under the License any injury or damage to, and in the case of equipment, interference with, any person or property including (without limitation) the Building and any equipment owned by Telehouse or third parties which may from time to time be located in the Building and to indemnify Telehouse and keep Telehouse fully and effectively indemnified against all actions, proceedings, costs, claims, demands, liabilities and expenses (including reasonable legal and other fees and disbursements) suffered, incurred or paid by Telehouse, its employees, agents, subcontractors and other customers as a result of any personal injury, death, property damage or interference arising out of the intentional or negligent acts or omissions of the Customer, its employees, agents, and subcontractors or any defects in the Equipment, provided that the Customer shall have no liability under this Clause 6.7 in respect of any injury or damage caused by the negligence of Telehouse, its employees, agents and subcontractors in the course of carrying out the Telehouse Services.

        6.8   that if any interference occurs between the Equipment of the Customer and the equipment of a third party, the same shall be resolved by Telehouse in such manner as Telehouse directs to which the Customer shall comply.

        6.9   to provide at no charge training for Telehouse engineers on the Equipment to the extent agreed with Telehouse from time to time.

        6.10    subject to Clause 15.3, at the end of the Term or on the earlier termination of this Agreement to remove the Equipment from the Building and on demand to pay all reasonable costs and expenses incurred by or on behalf of Telehouse relating to the disconnection and removal of the Equipment.

        6.11    to supply Telehouse and to keep Telehouse supplied with such spare or replacement parts and in quantities as are required by Telehouse from time to time in the performance of the Services.

        6.12    to provide Telehouse promptly with complete, accurate and up-to-date information relating to its business and the Equipment, answers to queries, decisions and approvals as reasonably requested by Telehouse from time to time in connection with the Agreement.

        6.13    not to restrict access to the Equipment and the Location at any time.

        6.14    where as part of the use or operation of the Equipment the Customer makes use of or processes any data, documents, programs, equipment or other information and materials owned or supplied by a third party, the Customer will at its own expense have and maintain at all times all necessary approvals and permissions.

7.     PAYMENT

        7.1   Except as otherwise stated by Telehouse in Schedule 2 each invoice shall be paid by the Customer within thirty (30) days after the date of invoice.

        7.2   Telehouse may at any time but no more than once in a twelve (12) month period vary the Annual Telehouse Fee payable during the second and subsequent years of the Term upon giving the Customer at least thirty (30) days prior written notice of such variation, provided that any increase shall not exceed a percentage rate increase equal to the percentage increase in the Retail Prices Index published by Office for National Statistics for the period from the Commencement Date (in the case of the first such increase) up to the date of the month immediately preceding the date of such notice and (in the case of the second or subsequent increases) from the date when the immediately preceding increase came into effect pursuant to this Clause 7.2 up to the date of the month immediately preceding the date of such subsequent notice plus 2% (two per cent).

        7.3   If any sums payable under this Agreement are in arrears of more than thirty (30) days then Telehouse reserves the right, without prejudice to any other right or remedy, to:

          7.3.1    charge interest on a day-to-day basis from the original due date at the rate of 4% above the National Westminster plc Base Lending Rate or equivalent thereof ruling from time to time; and/or

          7.3.2    on seven (7) days prior written notice, suspend the provision of the Services.

8.     SECURITY DEPOSIT

        8.1   The Customer shall provide on signature of the Agreement a cash security deposit equal to one (1) quarter's payment of the Annual Telehouse Fee, namely Fifteen Thousand Two Hundred and Seventy Five pounds (£15,275). The above amount shall serve as security for the performance of all the Customer's obligations towards Telehouse.

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  Exhibit 10.8
Telehouse International Corporation of Europe Limited ("Telehouse") Company Number 02138407 Coriander Avenue London E14 2AA
TELEHOUSE FM SERVICES CONDITIONS OF BUSINESS